Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

THE EUROPEAN MEDICINES AGENCY COMPLETES VALIDATION STAGE FOR

INTERMUNE’S MARKETING AUTHORIZATION APPLICATION FOR PIRFENIDONE

BRISBANE, California, March 23, 2010 – InterMune, Inc. (NASDAQ: ITMN) today announced that the company’s Marketing Authorization Application (MAA), submitted on March 2 seeking approval of pirfenidone for the treatment of idiopathic pulmonary fibrosis (IPF) in adults, was validated by the European Medicines Agency (EMA). Validation of the MAA by the EMA indicates that the application is complete and that the review process will begin on March 24. The proposed trade name for pirfenidone in both the United States and Europe is Esbriet®.

IPF is a rare and fatal lung disease that affects approximately 200,000 people in the United States and Europe combined. If approved by the EMA, pirfenidone would be the first medication to be made available to IPF patients in the European Union. Pirfenidone was approved for marketing in Japan in October of 2008 and is marketed as Pirespa® by Shionogi & Co. Ltd.

Pirfenidone has been granted Orphan Drug designation in Europe. If approved by the EMA, InterMune intends to commercialize pirfenidone independently in Europe and would expand its commercial infrastructure to support European marketing efforts. Given the significant unmet medical need for medications to treat patients with IPF, the approval of pirfenidone in Europe would represent a second and important value-creation opportunity to that represented by the U.S. market.

U.S. Regulatory Status

The New Drug Application (NDA) for pirfenidone was submitted by InterMune to the United States Food and Drug Administration (FDA) in early November 2009. On January 4, 2010, InterMune announced that the FDA granted Priority Review designation for its New Drug Application (NDA) for pirfenidone for the treatment of IPF. Priority Review designation may be granted by the FDA to an NDA for drugs that have the potential to offer major advances in treatment, or provide a treatment where no adequate therapy exists. Based on the Prescription Drug User Fee Act, the FDA has set an action date for the NDA of May 4, 2010. On March 9, the FDA’s Pulmonary-Allergy Drugs Advisory Committee (PADAC) voted 9-3 to recommend the approval of pirfenidone for the treatment of U.S. patients with IPF to reduce decline in lung function.

About Esbriet® (pirfenidone)

Preclinical and in-vitro evidence has shown that pirfenidone has both anti-fibrotic and anti-inflammatory effects. In February 2009, InterMune announced the results of the company’s two global Phase 3 clinical trials evaluating pirfenidone for the treatment of IPF, known as the CAPACITY trials. Prior to the CAPACITY results, Shionogi & Co. Ltd (Shionogi) had previously presented data from a Phase 3 study conducted in Japan which suggested that pirfenidone positively affected lung function decline and disease progression in patients with IPF. In those clinical studies, pirfenidone was safe and generally well-tolerated, with the most frequent side effects reported being photosensitivity rash and gastrointestinal symptoms. In October of 2008, pirfenidone was approved for use in IPF patients in Japan and is marketed as Pirespa® by Shionogi in that country.

About IPF

Idiopathic pulmonary fibrosis (IPF) is a progressive, debilitating and ultimately fatal disease that affects approximately 200,000 people in Europe and the United States combined, with approximately 30,000 new cases reported per year in each region.

IPF is characterized by inflammation and scarring (fibrosis) in the lungs, hindering the ability to process oxygen and causing shortness of breath (dyspnea) and cough and is a progressive disease, meaning that over time, lung scarring and symptoms increase in severity. The median survival time from diagnosis is two to five years, with a five-year survival rate of approximately 20%. Patients diagnosed with IPF are usually between the ages of 40 and 70, with a median age of 63 years and the disease tends to affect slightly more men than women. There are no medicines approved in Europe and the United States for the treatment of IPF.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has an R&D portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes pirfenidone for which InterMune has completed a Phase 3 program in patients with IPF (CAPACITY) and a New Drug Application (NDA) has been accepted for Priority Review by the FDA and a Marketing Authorization Application (MAA) is under review by the European Medicines Agency (EMA). The hepatology portfolio includes the HCV protease inhibitor compound RG7227 (formerly ITMN-191) that entered Phase 2b in August 2009 and a second-generation HCV protease inhibitor research program. For additional information about InterMune and its R&D pipeline, please visit http://www.intermune.com/

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, which reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated regulatory timelines and the likelihood of regulatory success. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. Pirfenidone failed to achieve statistical significance on the primary endpoint in one of its two pivotal clinical trials and there can be no assurance that the regulatory authorities in either the United States or Europe will grant regulatory approval based upon these data, in combination with the other efficacy analyses and safety results the company has submitted in support of its NDA and MAA filings. Furthermore, while the FDA’s PADAC voted 9 to 3 to recommend that the FDA approve pirfenidone to reduce decline in lung function in patients with IPF, because this result is not binding on the FDA and the FDA only considers such recommendation, there can be no assurance that the FDA will ultimately grant such approval upon completion of its review. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 15, 2010 (the “Form 10-K”), and other periodic reports filed with the SEC, including the following: (i) risks related to the long, expensive and uncertain clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues or delays in anticipated timing of the regulatory approval process; (ii) risks related to failure to achieve the clinical trial results required to commercialize our product candidates, including in particular pirfenidone’s failure to achieve statistical significance on the primary endpoint in one of the two CAPACITY trials; and (iii) risks related to timely patient enrollment and retention in clinical trials. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC. InterMune undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in InterMune’s expectations.

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